EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference of our report dated December 12, 2017 relating to the consolidated financial statements of DLH Holdings Corp. (the “Company”) as of and for the years ended September 30, 2017 and 2016 included in this Annual Report on Form 10-K into the Company’s previously filed Registration Statements on Form(s) S-3 (File Nos. 333-215405, 333-217777, 333-184912, 333-74478 and 333-120423) and Form(s) S-8 (File Nos. 333-212702, 333-197374, 333-178830, 333-73426 and 333-143951).

/s/ WithumSmith+Brown, PC
WithumSmith+Brown, PC

New York, New York
December 12, 2017